Exhibit 99.1

I N T E R N A T I O N A L I N C.

FOR MORE INFORMATION CONTACT:

Joseph K. O’Brien	Timothy G. Johnson
Chief Financial Officer and Secretary	Chairman and Chief Executive Officer
Phoenix Gold International, Inc.	Phoenix Gold International, Inc.
(503) 978-3306	(503) 978-3330

PHOENIX GOLD REPORTS HIGHER FIRST QUARTER REVENUES

Portland, OR — February 2, 2004 — Phoenix Gold International, Inc. (OTCBB:PGLD) today reported that revenues increased 32% to $6.9 million for the first quarter of fiscal 2004, which ended December 31, 2003, from $5.2 million in the comparable quarter a year ago.  The net loss decreased to $28,000, or $0.01 per diluted share, for three months ended December 31, 2003 compared to a net loss of $354,000, or $0.12 per diluted share, for last year’s first quarter.  Included in the net loss for the quarter ended December 31, 2002 was a non-cash goodwill impairment charge of $68,000 (net of tax of $45,000), or $0.02 per share, related to adoption of a new accounting rule.

“We are encouraged with the improved results for the first quarter of fiscal 2004,” said Timothy G. Johnson, Chairman and Chief Executive Officer.  “We continue to aggressively pursue a number of strategies to improve our financial performance.  However, we remain cautious as the poor economic climate for discretionary consumer audio products persists.”

“We introduced several new products at the Consumer Electronics Show during January 2004,” continued Mr. Johnson.  “The Xenon series of car audio amplifiers and speakers were well received by our sales representatives and dealers.  We will begin initial shipments of these products during the second quarter.  Also scheduled for release in fiscal 2004 is the ZRx series of professional sound amplifiers.  Additionally, we began this quarter shipping two new Phoenix Gold Innovative Home twelve-channel home audio amplifiers as well as a new AudioSource entry-level home audio amplifier.”

The Company also provided the following operating information on its first quarter.  Domestic sales increased $1.5 million, or 35%, to $5.8 million, primarily due to a 189% increase in sales of speakers.  The increase in speaker sales was due to increased sales of AudioSource products resulting from holiday season orders from two large domestic retailers.  Additionally, speaker sales of Phoenix Gold branded products increased during the quarter.  Sales of electronics increased 14% due to increased sales of Phoenix Gold, AudioSource and OEM products.  Sales of electronics to a significant customer increased $151,000, or 23%, during the quarter.  International sales increased $153,000, or 17%, in the first quarter of fiscal 2004 as compared to fiscal 2003. The increase resulted primarily from a 17% increase in sales to Europe and a 41% increase in sales to other international markets, offset in part by a 19% decrease in sales to Asia.  Gross margins improved to 22.0% due to increased sales volume, offset in part by changes in sales mix.  The Company also extended its bank revolving line of credit agreement through April 1, 2004.  The line of credit provides for $3.5 million of potential borrowings at the bank’s prime rate plus 1%.

Phoenix Gold also reported that the marketing assets of Carver Corporation, including the Carver name, were acquired in January 2004 for $300,000 from the trustee of the Carver bankruptcy estate.  “This represents the final step in a long process to develop a full-line product strategy for Carver, using the varied resources of Phoenix Gold,” stated Roland O. MacBeth, President.  “Our engineering group and product development teams have a roadmap in place to rebuild this respected brand into an active participant in the audio marketplace over the next few years.  Our intention is to reestablish the Carver tradition of developing well-engineered, innovative products through a collection of consumer and professional electronics products bearing the Carver name.”

Phoenix Gold International, Inc. designs, manufactures, markets and sells innovative, high quality, high performance electronics, accessories and speakers for the audio market.  The Company sells its products under the brand names Phoenix Gold, Carver Professional and AudioSource.  The Company’s products are used in car audio, professional sound and home audio/theater applications.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to expectations, beliefs and future financial performance, and are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, which variances may have a material adverse effect on the Company.  Among the factors that could cause actual results to differ materially are the following: competitive factors; the adverse effect of reduced discretionary consumer spending; dependence on a significant customer; potential fluctuations in quarterly results and seasonality; fixed operating expenses relative to revenues; the need for the introduction of new products and product enhancements; dependence on suppliers; control by current shareholders; high inventory requirements; business conditions in international markets; the Company’s dependence on key employees; the need to protect intellectual property; environmental regulation; and the limited trading volume of the Company’s common stock, as well as other factors discussed in Exhibit 99.1 to the Phoenix Gold International, Inc. Annual Report on Form 10-K for the fiscal year ended September 28, 2003, which exhibit is hereby incorporated by reference.  Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.  The Company does not intend to update its forward-looking statements.

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PHOENIX GOLD INTERNATIONAL, INC.

BALANCE SHEETS

(Unaudited)

	December 31, 2003	September 30, 2003

ASSETS

Current assets:
Cash and cash equivalents	$511,321	$44,614
Accounts receivable, net	4,178,080	3,758,997
Inventories:
Raw materials and work-in-process	1,949,110	2,229,338
Finished goods	3,829,532	4,925,117
	5,778,642	7,154,455
Prepaid expenses	268,620	194,332
Deferred taxes	981,000	973,000
Income tax receivable	90,000	90,000
Total current assets	11,807,663	12,215,398

Property and equipment, net	901,843	984,082
Deferred taxes	514,000	507,000
Other assets	270,337	302,092

Total assets	$13,493,843	$14,008,572

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Line of credit	$356,322	$541,684
Accounts payable	652,809	1,064,981
Accrued payroll and benefits	483,417	397,163
Accrued customer rebates	443,096	335,786
Other accrued expenses	605,871	664,143
Total current liabilities	2,541,515	3,003,757

Deferred gain on sale of facility	539,426	563,945

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock; Authorized - 5,000,000 shares; none outstanding	—	—
Common stock, no par value; Authorized - 20,000,000 shares Issued and outstanding - 3,006,945 and 3,006,945 shares	6,511,528	6,511,528
Retained earnings	3,901,374	3,929,342
Total shareholders’ equity	10,412,902	10,440,870

Total liabilities and shareholders’ equity	$13,493,843	$14,008,572

PHOENIX GOLD INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,
	2003	2002

Net sales	$6,876,143	$5,223,934

Cost of sales	5,360,206	4,109,021

Gross profit	1,515,937	1,114,913

Operating expenses:
Selling and marketing	712,856	867,799
Research and development	327,904	264,863
General and administrative	510,407	434,860

Total operating expenses	1,551,167	1,567,522

Loss from operations	(35,230)	(452,609)

Other income (expense):
Interest income	—	632
Interest expense	(7,010)	(14)
Other expense, net	(728)	(1,028)

Total other expense	(7,738)	(410)

Loss before income taxes	(42,968)	(453,019)

Income tax benefit	15,000	167,000

Loss before cumulative effect of accounting change	(27,968)	(286,019)

Cumulative effect of accounting change, net of tax	—	(68,000)

Net loss	$(27,968)	$(354,019)

Loss per share:
Before accounting change – basic and diluted	$(0.01)	$(0.10)
Accounting change – basic and diluted	0.00	(0.02)

Loss per share – basic and diluted	$(0.01)	$(0.12)

Average shares outstanding – basic and diluted	3,006,945	3,006,945